UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2006

B2Digital, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-11882	84-0916299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, CA	91423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 281-2571

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 12, 2005, B2Digital, Incorporated (the “Company”) entered into a Settlement Agreement of Debt to Stock Conversion (the “Agreement”) with Coast Communications, Inc. (“Coast”), under which the Company issued Coast certain shares of common stock of B2Digital in exchange for forgiveness and cancellation of $450,000 of principal and interest of promissory notes in the aggregate amount of $1,400,000, payable with 7.5% interest per annum. This Agreement was filed as an exhibit to the Company’s Form 8-K dated October 25, 2005. At November 15, 2006, $1,262,500 of principal and interest remains due under these notes (the “Notes”). The Notes were originally issued in connection with the acquisition by the Company of the assets of privately-held Hotel Movie Networks, Inc., a Nevada corporation, under an Asset Purchase Agreement with Coast dated March 31, 2003 (the “Asset Agreement”) and were filed as exhibits to the Company’s Form 8-K dated April 18, 2003.

On November 24, 2006, the Company’s board of directors approved an amendment to this Agreement, whereby $400,000 of the Notes would be converted into common stock at $.04 per share. $862,500.00 (representing remaining principal and interest at November 15, 2006) plus continuing accrued interest of 7.5% remains under the Notes until paid in full and will continue to be secured by the Notes and the assets secured thereunder. At Coast’s option, the remaining principal and interest due under Notes may be converted into restricted shares of common stock, at a conversion price to be agreed upon between the parties.

Paul La Barre, Chief Operating Officer, director and a majority shareholder of the Company, is also an officer and director and controlling shareholder of Coast.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the amended Agreement with Coast as set forth in Item 1.01, the Company will issue Coast 10,000,000 shares of common stock, with 6,000,000 shares to be issued November 2006 and 4,000,000 shares to be issued December 2006. These shares will be issued with restrictive legends pursuant to the exemption for transactions by an issuer not involving any public offering in Section 4(2) of the Securities Act of 1933. The Company has a pre-existing business relationship with Coast; who has the requisite degree of financial sophistication and business experience to protect its own interests and there was no advertising or general solicitation.

At November 9, 2006, the Company had 61,000,869 shares of common stock issued and outstanding, with a par value of $.00001 per share.

Item 8.01 Other Events

Unrelated to the transaction disclosed above, in September 2006, B2Digital entered into a non-binding letter of intent with Coast to purchase over 2,000 cable television subscribers in Arizona. This letter of intent is subject to the negotiation and execution of a material definitive agreement contemplating, among other things, payment for the assets by a combination of cash and common stock, and assumption of the liabilities and debts of the operation. On October 24, 2006, the Company completed the due diligence for this transaction. The parties have yet to finalize a definitive agreement for this purchase and there is no guarantee that they will be able to do so. The Company previously issued press releases in regard to this transaction which are set forth as Exhibit 99.1. As set forth above, Paul La Barre, Chief Operating Officer, director and a majority shareholder of the Company, is also an officer and director and controlling shareholder of Coast.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.             Description

10.1	Settlement Agreement between the Company and Coast Communications dated September 12, 2005 (filed as Exhibit 16.1 to the Company’s Form 8-K dated October 25, 2005 and incorporated by reference herein)
10.2	Amendment to Settlement Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2006
B2Digital, Incorporated

	By:	/s/ Robert Russell
Name:Robert Russell
Title: Chief Executive Officer